PRICING SUPPLEMENT
------------------
(To MTN prospectus supplement,
general prospectus supplement and
prospectus, each dated March 31, 2006)
Pricing Supplement Number: 2550

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                                                         Merrill Lynch & Co., Inc.
                                                        Medium-Term Notes, Series C
                                                Due Nine Months or More from Date of Issue

                                                            Floating Rate Notes

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Principal Amount:       $780,000,000                           Original Issue Date:                June 30, 2006

CUSIP Number:           59018YXT3                              Stated Maturity Date:               July 27, 2007

Issue Price:            100%

Interest Calculation:                                          Day Count Convention:
---------------------                                          ---------------------
-----                                                          -----
/ x / Regular Floating Rate Note                               / x /  Actual/360
-----                                                          -----
      Inverse Floating Rate Note                               /   /  30/360
-----                                                          -----
        (Fixed Interest Rate):                                 /   /  Actual/Actual
                                                               -----



Interest Rate Basis:
--------------------
-----                                                          -----
/ x / LIBOR                                                    /   /  Commercial Paper Rate
-----                                                          -----
/   / CMT Rate                                                 /   /  Eleventh District Cost of Funds Rate
-----                                                          -----
/   / Prime Rate                                               /   /  CD Rate
-----                                                          -----
/   / Federal Funds Rate                                       /   /  Other (see attached)
-----                                                          -----
/   / Treasury Rate
-----
 Designated CMT Page:                                         Designated LIBOR Page:

              CMT Moneyline Telerate Page:                            LIBOR MoneylineTelerate Page: 3750

                                                                             LIBOR Reuters Page:


Index Maturity:         One  Month                             Minimum Interest Rate:              Not Applicable



Spread:                 minus 0.0300%                          Maximum Interest Rate:              Not Applicable

Initial Interest Rate:  Calculated as if the Original Issue    Spread Multiplier:                  Not Applicable
                        Date was an Interest Reset Date.

Interest Reset Dates:   Monthly on the 27th, commencing on July 27th,
                        subject to modified following Business Day convention.


Interest Payment Dates: Monthly on the 27th, commencing on July 27th, subject to modified following Business Day convention.

Repayment at the
Option of the Holder:   The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:  The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                   The Notes are being issued in fully registered book-entry form.

Trustee:                JPMorgan Chase Bank, N.A.


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Underwriters:           Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Loop Capital Markets LLC
                        and Muriel Siebert & Co., Inc. (the "Underwriters"), are acting as principals in this transaction.
                        MLPF&S is acting as the Lead Underwriter.

                        Pursuant to an agreement, dated June 27th, 2006 (the "Agreement"), between Merrill Lynch & Co., Inc.
                        (the "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of
                        Notes set forth opposite its name below:

                        Underwriters                                 Principal Amount of the Notes

                        Merrill Lynch, Pierce, Fenner & Smith                         $764,400,000
                                    Incorporated
                        Loop Capital Markets LLC                                        $7,800,000
                        Muriel Siebert & Co., Inc.                                      $7,800,000
                                                                                        ----------
                                                      Total                           $780,000,000

                        Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                        The Underwriters have advised the Company that they propose initially to offer all or part of the
                        Notes directly to the public at the Issue Price listed above. After the initial public offering, the
                        Issue Price may be changed.

                        The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Underwriting Discount:  0.0750%

Dated:                  June 27, 2006

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